EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Limited Brands, Inc. of our report dated February 26, 2004 (except for Note 16 as to which the date is March 16, 2004) included in the 2003 Annual Report to Shareholders of Limited Brands, Inc.

We also consent to the incorporation by reference in the Registration Statement Form S-3 (No. 333-105484) and Forms S-8 (Nos. 33-49871, 333-110465, 333-04927 and 333-04941) of Limited Brands, Inc. of our report dated February 26, 2004 (except for Note 16 as to which the date is March 16, 2004), with respect to the consolidated financial statements of Limited Brands, Inc. incorporated by reference in the Annual Report (Form 10-K) for the year ended January 31, 2004.

/s/ Ernst & Young LLP

Columbus, Ohio

April 13, 2004